EXHIBIT 10.25


PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS ARE DESIGNATED "[ * * * ]".

      DESIGN SERVICES AGREEMENT dated as of October 18, 1995, by and between Polo Ralph Lauren Enterprises, L.P. (the "Design Partnership"), with a place of business at 650 Madison Avenue, New York, New York 10022 and Jones Apparel Group, Inc. (the "Company") with a place of business at 250 Rittenhouse Circle, Bristol, Pennsylvania 19007.

      Ralph Lauren ("Lauren") is an internationally famous designer who has been twice inducted into the Coty Hall of Fame for his design of men's and women's fashions, is the recipient of the CFDA Lifetime Achievement Award, and is a creator of original designs for cosmetics, jewelry, home furnishings and other products.

      Polo Ralph Lauren, L.P., a Delaware limited partnership ("Polo"), holds the right and interest in and to certain trademarks and trade names, as same may be used in connection with the manufacture and sale of Licensed Products, as hereinafter defined, and on even date herewith, the Company has obtained the right to use a specified trademark (the "Trademark") in connection with the Licensed Products, pursuant to a license agreement ("License Agreement") of even date herewith by and between the Company and Polo.

      The value of the Trademark is largely derived from the reputation, skill and design talents of Lauren, and Lauren, directly and through his designees, provides design services through the Design Partnership.

      The Company desires to obtain the services of the Design Partnership in connection with the creation and design of the Licensed Products.

      The Company desires, in order to exploit the rights granted to it under the License Agreement, to engage and retain the Design Partnership to create and provide to the Company the designs for its line of Licensed Products. The Design Partnership is willing to furnish such designs and render such services on the basis hereinafter set forth. As used herein, the term "Licensed Products" shall have the meaning set forth in the License Agreement.

      In consideration of the foregoing premises and of the mutual promises and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:


      1.  Designs; Assistance.

      1.1 The parties understand and agree that the Company will be principally responsible for the development and presentation


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
to the Design Partnership of designs for Licensed Products, which designs will be reviewed by the Design Partnership and which the Design Partnership may approve, disapprove or modify in its sole discretion, in accordance with the terms and conditions set forth herein.

      1.2 The Design Partnership and the Company shall create each season, from the Design Partnership's ideas, a program of design themes and concepts with respect to the design of the Licensed Products ("Design Concepts"), which shall be embodied in written descriptions of design themes and concepts, designs and sketches of all looks for the season, and samples of trim and fabrics in the desired qualities and colors. The Company and the Design Partnership shall confer on Design Concepts and shall make such modifications as are required to meet the Design Partnership's final approval, which final approval may be granted or withheld in the Design Partnership's sole discretion.

      1.3 The Design Partnership may engage such employees, agents, and consultants operating under the Design Partnership's creative supervision and control as it may deem necessary and appropriate.

      1.4 From time to time while this Agreement is in effect, the Design Partnership may (a) develop or modify and implement designs from the Design Concepts or other designs furnished by the Design Partnership or (b) develop and implement new designs.

      1.5 The Company shall be principally responsible for creating designs for each season consistent in all respects with the approved Design Concepts for that season, and shall consult with the Design Partnership in good faith with respect to all such designs.

      1.6 The Company understands that all or portions of the Design Concepts may be furnished to the Company through or in cooperation with other entities to which the Design Partnership has provided design services. The Company upon its prior written authorization shall pay all costs, including shipping and handling charges, for fabric swatches or mill chips, sketches, specifications, paper sample patterns and product samples furnished to the Company by the Design Partnership or such other entities.

      1.7 All patents and copyrights on designs of the Licensed Products created or supplied by the Design Partnership shall be owned exclusively, and applied for, by the Design Partnership or its designee, at the Design Partnership's discretion and expense, and shall designate the Design Partnership or its designee as the patent or copyright owner, as the case may be, therefor. All patents and copyrights on designs of the Licensed Products created or supplied by the Company shall be owned exclusively,


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
and applied for, by the Company or its designee, at the Company's discretion and expense, and shall designate the Company or its designee as the patent or copyright owner, as the case may be, therefor.

      1.8 Company acknowledges that the Licensed Products contain elements which in concept, execution and/or presentation are unique. Company agrees that it will not, during the term of the Agreement, use any designs submitted or modified by the Design Partnership or any designs which are comparable and/or competitive with Licensed Products and which may be identified as Design Partnership designs.

      2.  Design Legends; Copyright Notice and License.

      2.1 All designs, patterns, sketches, artwork, logos and other materials of Licensed Products and the use of such designs, artwork, sketches, logos and other materials created by the Design Partnership or the Design Studio, or, subject to paragraph 2.7 hereof, created by or for the Company and reviewed and approved by the Design Partnership, or developed by or for the Company from Design Concepts or subsequent design concepts furnished or approved by the Design Partnership (all of which shall hereinafter constitute Design Concepts), shall be the property of the Design Partnership and shall be subject to the provisions of this paragraph 2.

      2.2 All right, title and interest in and to the samples, sketches, design, artwork, logos and other materials furnished to Company by the Design Partnership, and in all logos or crests which become associated with the Trademark, regardless of whether such logos or crests are created or furnished by the Company or the Design Partnership, are hereby assigned to and shall be the sole property of the Design Partnership. The Company shall cause to be placed on all Licensed Products appropriate notice designating the Design Partnership as the copyright or design patent owner thereof, as the case may be. The manner of presentation of said notices shall be reviewed and approved by the Design Partnership prior to use thereof by the Company.


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
      2.3. The Design Partnership hereby grants to the Company the exclusive right, license and privilege ("License") to use the designs furnished hereunder and all copyrights, if any, and patents, if any therein; provided, however, that the License is limited to use in connection with Licensed Products manufactured and sold, or imported and sold, pursuant to the License Agreement and only for the seasonal collection for which such Design Concepts are approved. All other rights in and to the designs furnished hereunder, including without limitation all rights to use such designs in connection with products other than Licensed Products (as defined in the License Agreement) and in territories other than the Territory (as defined in the License Agreement) are expressly reserved by the Design Partnership. The License shall continue only for such period as this Agreement shall be effective. The Design Partnership shall execute and deliver to the Company all documents and instruments necessary to perfect or evidence the License. Upon termination of this Agreement, for any reason whatsoever, any and all of the Company's right, title and interest in and to the License shall forthwith and without further act or instrument be assigned to, revert to and be the sole and exclusive property of the Design Partnership, and the Company shall have no further or continuing right or interest therein, except the limited right to complete the manufacture of and sell Licensed Products during any Disposal Period, as set forth in paragraph 6.3 hereof. In addition, the Company shall thereupon (i) execute and deliver to the Design Partnership all documents and instruments necessary to perfect or evidence such reversion, (ii) refrain from further use of any of the Design Concepts and (iii) refrain from manufacturing, selling or distributing any products (whether or not they bear the Trademark) which are confusingly similar to or derived from the Licensed Products or Design Concepts.

      2.4 Company shall not sublicense any of the rights granted hereunder without first obtaining the Design Partnership's prior written consent in connection therewith, which consent may be withheld by the Design Partnership in its sole discretion.

      2.5 The Design Partnership represents and warrants to the Company that it has full right, power and authority to enter into this Agreement, to perform all of its obligations hereunder and to consummate all of the transactions contemplated herein.

      2.6 The Company represents and warrants to the Design Partnership that the Company has full right, power and authority to enter into this Agreement, to perform all of its obligations hereunder and to consummate all the transactions contemplated herein.

      3.  Licensed Products.

      3.1 All aspects of the design of Licensed Products for each


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
season, including, but not limited to, the type and quality of materials, colors, workmanship, styling, detail, dimensions and construction to be used in connection therewith, shall strictly adhere to the Design Concepts approved by the Design Partnership for such season. In addition, all Licensed Products shall be at least of the same quality as comparable products in the Jones New York line as of the date of this Agreement.

      3.2 In the event that any Licensed Product is, in the judgment of the Design Partnership, not designed, manufactured or sold in strict adherence to the approved Design Concepts, or if the quality is below the standards required hereunder, the Design Partnership shall notify the Company thereof in writing and the Company shall promptly repair or change such Licensed Product to conform strictly thereto. If an item of Licensed Product as repaired or changed does not strictly conform to the Final Prototypes and such strict conformity or improvement in quality cannot be obtained after at least one (1) resubmission, the Trademark shall be promptly removed from the item, at the option of the Design Partnership, in which event the item may be sold by the Company without payment or compensation hereunder.

      3.3 The Design Partnership and its duly authorized representative shall have the right, upon reasonable notice during normal business hours, to inspect all facilities utilized by the Company (and its contractors and suppliers) in connection with the preparation of Prototypes and the manufacture, sale, storage or distribution of Licensed Products pursuant hereto and to examine Licensed Products in process of manufacture and when offered for sale within the Company's operations. The Company hereby consents to the Design Partnership's examination of Licensed Products held by its customers for resale provided the Company has such right of examination. The Company shall take all necessary steps, and all steps reasonably requested by the Design Partnership, to prevent or avoid any misuse of the licensed designs by any of its customers, contractors or other resources.

      3.4 The Company shall comply with all laws, rules regulations and requirements of any governmental body which may be applicable to the manufacture, distribution, sale or promotion of Licensed Products. The Company shall advise the Design Partnership to the extent any Final Prototype does not comply with any such law, rule, regulation or requirement.


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
      3.5 The Company shall upon request make its personnel, and shall use its best efforts to make the personnel of any of its contractors, suppliers and other resources, available by appointment during normal business hours for consultation with the Design Partnership. The Company shall make available to the Design Partnership, upon reasonable notice, marketing plans, reports and information which the Company may have with respect to Licensed Products.

      3.6 The Company may employ subcontractors for the manufacture of Licensed Products solely on the terms set forth in paragraph 16.4 of the License Agreement.

      4.  Compensation; Accounting.

      4.1 As compensation for the designs and services rendered hereunder, the Company shall pay minimum compensation to the Design Partnership each year during the term of this Agreement. The minimum compensation to the Design Partnership in connection with the manufacture and sale and importation and sale of Licensed Products for each year shall be as follows:

            Year 1 (1997)                       $ [ * * * ]
            Year 2                              $ [ * * * ]
            Year 3                              $ [ * * * ]
            Year 4                              $ [ * * * ]
            Year 5                              $ [ * * * ]

Minimum compensation for each year shall be paid on a quarterly basis, beginning with the minimum compensation payment to be made for the [ * * * ], in the manner set forth in paragraph 6.2 below. No credit shall be permitted against minimum compensation payable in any year on account of actual or minimum compensation paid in any other year, and minimum compensation shall not be returnable. Minimum Compensation for each year of the "Renewal Term" (as defined in paragraph 8 of the Licensee Agreement) shall be an amount equal to [ * * * ] percent ([***]%) of the actual earned compensation due to the Design Partnership for sales of Licensed Products in 2001. For the purposes of this Agreement, the term "year" shall mean a period of twelve (12) months commencing on each January 1 during the term of this Agreement; provided, however, that the "first year", or "Year 1" shall mean the period commencing on the date hereof and expiring on December 31, 1997 [ * * * ].

      4.2 The Company shall pay to the Design Partnership earned compensation based on the net sales price of Licensed Products manufactured or imported and sold by the Company hereunder. Earned compensation shall equal [ * * * ] percent ([***]%) of the net sales price of all Licensed Products sold under this Agreement, including, without limitation, sales made pursuant to paragraph 6.3 hereof; provided, however, that Licensor hereby


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
waives earned royalties with respect to Licensed Products sold and shipped prior to December 31, 1996 for the Fall 1996 and Cruise/Holiday 1996 seasons, but Licensor does not waive earned royalties in respect of Licensed Products for the Spring 1996 season, even if such Licensed Products are are sold and shipped prior to December 31, 1996. The Company shall prepare or cause to be prepared statements of operations for the first month in which Licensed Products are offered for sale to the trade, and for each month thereafter for so long as the Company is offering Licensed Products for sale hereunder, which statements shall be furnished to the Design Partnership together with the earned compensation due for each such month on the last day of the following month. The statement and compensation payment provided on the last day of each April (for the month of March), July (for the month of June), October (for the month of September) and January (for the month of December) during the term shall also include the Company's minimum compensation obligation for the preceding calendar quarter, less the aggregate earned compensation paid for such calendar quarter. The term "net sales price" shall mean the gross sales price of all Licensed Products sold under this Agreement to retailers or, with respect to Licensed Products that are not sold directly or indirectly to retailers, other ultimate consumers (as in the case of accommodation sales by Company to its employees or sales by Company in its own stores), less trade discounts, merchandise returns, sales tax (if separately identified and charged) and markdowns and/or chargebacks which, in accordance with generally accepted accounting principles, would normally be treated as deductions from gross sales, and which, in any event, do not include any chargebacks or the like for advertising, fixture or retail shop costs or contributions, or contributions for in-store personnel. No other deductions shall be taken. Any merchandise returns shall be credited in the month in which the returns are actually made. For purposes of this Agreement, affiliates of the Company shall mean all persons and business entities, whether corporations, partnerships, joint ventures or otherwise, which now or hereafter control, or are owned or controlled, directly or indirectly by the Company, or are under common control with the Company. It is the intention of the parties that compensation will be based on the bona fide wholesale prices at which the Company sells Licensed Products to independent retailers in arms' length transactions. In the event the Company shall sell Licensed Products to its affiliates, compensation shall be calculated on the basis of such a bona fide wholesale price irrespective of the Company's internal accounting treatment of such sale unless such products are sold by its affiliates directly to the end-user consumer, in which case compensation shall be calculated on the basis of the price paid by the end-user consumer, less applicable taxes; provided, however, that compensation on sales to Licensee Outlet Stores (as defined in paragraph 3.3 of the License Agreement) shall be calculated on the basis of the actual invoice price to such Licensee Outlet Stores, but in no event less than


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
an amount equal to twenty-five percent (25%) less than the regular wholesale price of such Licensed Products. The Company shall identify separately in the statements of operations provided to the Design Partnership pursuant to paragraph 7 hereof, all sales to affiliates.

      4.3 The Company shall reimburse the Design Partnership for all its travel and promotion expenses incurred by the Design Partnership or Polo in the performance of the Design Partnership's duties under this Agreement with the prior written approval of the Company. Amounts payable to the Design Partnership pursuant to this paragraph shall become due and payable monthly within thirty
(30) days of the date of mailing of the invoices, accompanied by corresponding receipts, for such costs incurred during the preceding month.

      4.4 If the payment of any installment of compensation is delayed for any reason, interest shall accrue on the unpaid principal amount of such installment from and after the date on which the same became due pursuant to paragraphs 4.1 or 4.2 hereof at the lower of the highest rate permitted by law in New York and two percent (2%) per annum above the prime rate of interest in effect from time to time at Chemical Bank, New York, New York or its successor.

      4.5 The Company shall at all times keep an accurate account of all operations within the scope of this Agreement and shall render a full statement of such operations in writing to the Design Partnership in accordance with paragraph 4.1 hereof. Such statements shall account separately for each different product category and shall include all aggregate gross sales, trade discounts, merchandise returns, sales of miscuts and damaged merchandise and net sales price of all sales for the preceding three (3) month period. Such statements shall be in sufficient detail to be audited from the books of the Company. Once annually, which may be in connection with the regular annual audit of the Company's books, the Company shall furnish an annual statement of the aggregate gross sales, trade and prompt payment discounts, merchandise returns and net sales price of all Licensed Products made or sold by the Company, certified by Company's independent accountant or chief financial officer. Each quarterly financial statement furnished by Company shall be certified by the chief financial officer of the Company or a certified public accountant who may be in the employ of the Company. The Design Partnership and its duly authorized representatives, on reasonable notice, shall have the right, no more than once in each year during regular business hours, for the duration of the term of this Agreement and for three (3) years thereafter, to examine the books of account and records and all other documents, materials and inventory in the possession or under the control of the Company and its successors with respect to the subject matter of this Agreement. All such books of


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
account, records and documents shall be maintained and kept available by the Company for at least the duration of this Agreement and for three (3) years thereafter. The Design Partnership shall have free and full access thereto in the manner set forth above and shall have the right to make copies and/or extracts therefrom. If as a result of any examination of the Company's books and records it is shown that the Company's payments to the Design Partnership hereunder with respect to any twelve (12) month period were less than or greater than the amount which should have been paid to the Design Partnership by an amount equal to three and one-half percent (3 1/2%) of the amount which should have been paid during such twelve (12) month period, the Company will, in addition to reimbursement of any underpayment, with interest from the date on which each payment was due at the rate set forth in paragraph 4.4 hereof, promptly reimburse the Design Partnership for the cost of such examination.

      4.6 The obligation of the Company to pay compensation hereunder shall be absolute notwithstanding any claim which the Company may assert against Polo or the Design Partnership. The Company shall not have the right to set-off, compensate or make any deduction from such compensation payments for any reason whatsoever.

      5.  Death or Incapacity of Lauren.

      The Design Partnership shall perform its obligations hereunder notwithstanding any death or incapacity of Lauren and the Company shall accept the services of the Design Partnership.

      6.  Term and Termination.

      6.1 Unless sooner terminated in accordance with the terms and provisions hereof, this Agreement shall continue in effect for so long as the License Agreement is in effect and shall terminate upon the termination of the License Agreement.


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
      6.2 Each of the following shall constitute an event of default ("Event of Default") hereunder: (i) any compensation is not paid when due and such default continues for more than ten (10) days after notice thereof; (ii) the Company shall fail to timely present for sale to the trade a broadly representative and fair collection of each seasonal collection of Licensed Products designed by the Design Partnership or the Company shall fail to timely ship a material portion of the orders of Licensed Products it has accepted; (iii) the Company shall use the designs in an unauthorized or improper manner and/or Company shall make an unauthorized disclosure of confidential information or materials given or loaned to Company by the Design Partnership or Polo; or (iv) the Company defaults in performing any of the other terms of this Agreement and continues in such default for a period of thirty (30) days after notice thereof (unless the default cannot be cured within such thirty (30) day period and the Company shall have commenced to cure the default and proceeds diligently thereafter to cure within an additional fifteen (15) day period); (v) an event of default shall occur under the License Agreement or any other design agreement entered into between the Company and the Design Partnership or license agreement between the Company and Polo; or (vi) the License Agreement shall be terminated for any reason whatsoever. If any Event of Default other than that described in paragraph 6.2(vi) shall occur, the Design Partnership shall have the right, exercisable in its sole discretion, to terminate this Agreement upon ten (10) days' written notice to the Company of its intention to do so. Upon the expiration of such ten (10) day period, this Agreement shall terminate and come to an end and, subject to paragraph 6.3 hereof, all rights of the Company in and to the designs furnished or used hereunder and all copyrights and designs patents therein and their contemplated use shall terminate. If the Event of Default described in paragraph 6.2(vi) shall occur, this Agreement and the License shall thereupon forthwith terminate and come to an end without any need for notice to the Company. Termination of this Agreement shall be without prejudice to any remedy of the Design Partnership for the recovery of any monies then due to it under this Agreement or in respect of any antecedent breach of this Agreement, and without prejudice to any other right of the Design Partnership, including without limitation, damages for breach to the extent that the same may be recoverable.

      6.3 In the event Polo chooses not to exercise the option referred to in paragraph 10.1 of the License Agreement with respect to all or any portion of the Licensed Products (as therein defined), the Company may dispose of Licensed Products, to the extent permitted by and in the manner set forth in paragraph
10.2 of the License Agreement. Such sales shall be subject to the payment of earned compensation pursuant to paragraph 4.2 hereof. Upon the conclusion of the disposal period all rights and interests in and to the designs furnished or used


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
hereunder and design patents therein and all copyrights licensed hereby shall belong to and be the property of the Design Partnership and the Company shall have no further or continuing right or interest therein.

      6.4 The Company acknowledges and admits that there would be no adequate remedy at law for its failure to cease the manufacture or sale of Licensed Products at the termination of this Agreement, by expiration or otherwise, and the Company agrees that in the event of such failure, the Design Partnership shall be entitled to relief by way of temporary or permanent injunction and such other and further relief as any court with jurisdiction may deem proper.

      6.5 It is expressly understood that under no circumstances shall the Company be entitled, directly or indirectly, to any form of compensation or indemnity from the Design Partnership, Lauren, Polo or their affiliates as a consequence to the termination of this Agreement, whether as a result of the passage of time, or as the result of any other cause of termination referred to in this Agreement. Without limiting the generality of the foregoing, by its execution of the present Agreement, the Company hereby waives any claim which it has or which it may have in the future against the Design Partnership, Lauren, Polo, Polo Ralph Lauren Corporation or their affiliates, arising from any alleged goodwill created by the Company for the benefit of any or all of the said parties or from the alleged creation or increase of a market for Licensed Products.

      7.  Indemnity.

      7.1 The Company shall indemnify and save and hold the Design Partnership, Lauren, Polo and Polo Ralph Lauren Corporation, and their directors, officers, servants, agents and employees, harmless from and against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorney's fees and expenses in actions involving third parties or between the parties hereto), which they, or any of them, are or become liable for, or may incur, or be compelled to pay by reason of any acts, whether of omission or commission, that may be committed or suffered by the Company or any of its directors, officers, servants, agents or employees in connection with the Company's performance of this Agreement, in connection with Licensed Products manufactured by or on behalf of the Company or otherwise in connection with the Company's business; provided, however, that the Company shall not be responsible for any liability, claims, causes of action, suits, damages or expenses incurred or suffered by the Design Partnership, Lauren, Polo or Polo Ralph Lauren Corporation, or their directors, officers, servants, agents and employees in connection with any suit or proceeding for infringement of another's design patent, trademark, copyright or other proprietary rights brought against


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
them as a result of the Company's use of the Trademark, or the Design Concepts furnished by the Design Partnership hereunder, in strict accordance with the terms and conditions of this Agreement and the License Agreement.

      8.  Disclosure.

      The Design Partnership and the Company, and their affiliates, employees, attorneys, bankers and accountants, shall hold in confidence and not use or disclose, except as permitted by this Agreement, (i) confidential information of the other or (ii) the terms of this Agreement, except upon consent of the other or pursuant to, or as may be required by law, or in connection with regulatory or administrative proceedings and only then with reasonable advance notice of such disclosure to the other. The Company shall take all reasonable precautions to protect the secrecy of the materials, samples, sketches, designs, artwork, logos and other materials used pursuant to this Agreement prior to the commercial distribution or the showing of samples for sale and shall not sell any merchandise employing or adapted from any of said designs, sketches, artwork, logos, and other materials or their use except under the Trademark.

      9.  Miscellaneous.

      9.1 All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been properly given or sent (i) on the date when such notice, request, consent or communication is personally delivered, or (ii) five (5) days after the same was sent, if sent by certified or registered mail or (iii) two (2) days after the same was sent, if sent by overnight courier delivery or confirmed telecopier, as follows:

      (a)  if to the Company, addressed as follows:

            Jones Apparel Group, Inc.
            250 Rittenhouse Circle
            Bristol, Pennsylvania 19007
            Attention: Mr. Sidney Kimmel
            Telecopier: (215) 785-1795


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
            with a copy to:

            Jones Apparel Group, Inc.
            1411 Broadway
            New York, New York 10018
            Attention: Mr. Herbert Goodfriend
            Telecopier: (212) 921-5370

      (b)   if to the Design Partnership addressed as follows:

            Polo Ralph Lauren Enterprises, L.P.
            650 Madison Avenue
            New York, New York 10022
            Attention:  President
            Telecopier:  212.318.7186

            with a copy to:

            Victor Cohen, Esq.
            Eighth Floor
            650 Madison Avenue
            New York, New York 10022
            Telecopier: 212.318.7183

Anyone entitled to notice hereunder may change the address to which notices or other communications are to be sent to it by notice given in the manner contemplated hereby.

      9.2 Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and neither the Design Partnership nor the Company shall have any power to obligate or bind the other in any manner whatsoever, except as otherwise provided for herein.

      9.3 None of the terms hereof can be waived or modified except by an express agreement in writing signed by the party to be charged. The failure of any party hereto to enforce, or the delay by any party in enforcing, any of its rights hereunder shall not be deemed a continuing waiver or a modification thereof and any party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any and all of such rights. All rights and remedies provided for herein shall be cumulative and in addition to any other rights or remedies such parties may have at law or in equity. Any party hereto may employ any of the remedies available to it with respect to any of its rights hereunder without prejudice to the use by it in the future of any other remedy with respect to any of such rights. No person, firm or corporation, other than the parties hereto and


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
Polo, shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

      9.4 The Design Partnership may assign its right to receive all or any portion of its compensation under this Agreement and, in addition, this Agreement and all of the Design Partnership's rights, duties and obligations hereunder may be assigned by the Design Partnership to any entity to which the right to own or use the Trademark has been assigned, or to an affiliate of any such entity. The Company may not assign its rights and obligations under this Agreement without the prior written consent of the Design Partnership, which may be withheld in the Design Partnership's sole discretion.

      9.5 The Company will comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the operations of the Company contemplated hereby, including, without limitation, as they relate to the manufacture, distribution, sale or promotion of Licensed Products, notwithstanding the fact that the Design Partnership may have approved such item or conduct.

      9.6 This Agreement shall be binding upon and inure to the benefit of the successors, heirs and permitted assigns of the parties hereto.

      9.7 This Agreement shall be construed in accordance with and governed by the laws of the State of New York, applicable to contracts made and to be wholly performed therein without regard to its conflicts of law rules.

      9.8 If any dispute between the parties leads to litigation, the parties agree that the courts of the State of New York in the City of New York, or the federal courts in that City, shall have the exclusive jurisdiction and venue over such litigation. All parties consent to personal jurisdiction in the State of New York, and agree to accept service of process outside of the State of New York as if service had been made in that state. Notwithstanding anything to the contrary set forth herein, neither Polo Ralph Lauren Corporation nor any other general or limited partner of the Design Partnership shall be liable for any claim based on, arising out of, or otherwise in respect of, this Agreement, and the Company shall not have nor claim to have any recourse for any such claim against any general or limited partner of the Design Partnership.

      9.9 In the event of a breach or threatened breach of this Agreement by the Company, the Design Partnership shall have the right, without the necessity of proving any actual damages, to obtain temporary or permanent injunctive or mandatory relief in a court of competent jurisdiction, it being the intention of the parties that this Agreement be specifically enforced to the maximum extent permitted by law.


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      9.10 Provisions of this Agreement are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof, in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provision in this Agreement in any jurisdiction. To the extent legally permissible, an arrangement which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision.

      9.11 The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any ambiguity in this Agreement shall not be construed against the party who prepared this Agreement.

      9.12 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused the same to be executed by a duly authorized officer as of the day and year first above written.


                                    POLO RALPH LAUREN ENTERPRISES, L.P.

                                    By: Polo Ralph Lauren Corporation,
                                        General Partner



                                    By: /s/Michael Newman
                                        -------------------------------

                                    JONES APPAREL GROUP, INC.


                                    By: /s/ Sidney Kimmel
                                        -------------------------------


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